NAME OF REGISTRANT:
Templeton Capital Accumulator Fund
File No. 811-06198

EXHIBIT ITEM No. 77(e): Legal Proceedings

REGULATORY MATTERS

INVESTIGATIONS

As part of various investigations by a number of federal, state, and foreign regulators and governmental entities, including the Securities and Exchange Commission ("SEC"), the California Attorney General's Office ("CAGO"), and the National Association of Securities Dealers, Inc. ("NASD"), relating to certain practices in the mutual fund industry, including late trading, market timing and marketing support payments to securities dealers who sell fund shares, Franklin Resources, Inc. and certain of its subsidiaries (as used in this section, together, the "Company"), as well as certain current or former executives and employees of the Company, received subpoenas and/or requests for documents, information and/or testimony. The Company and its current employees provided documents and information in response to those requests and subpoenas.

SETTLEMENTS

Beginning in August 2004, the Company entered into settlements with certain regulators investigating the mutual fund industry practices noted above. The Company believes that settlement of each of the matters described in this section is in the best interest of the Company and shareholders of the Franklin, Templeton, and Mutual Series mutual funds (the "funds").

On August 2, 2004, Franklin Resources, Inc. announced that its subsidiary, Franklin Advisers, Inc., reached an agreement with the SEC that resolved the issues resulting from the SEC investigation into market timing activity. In connection with that agreement, the SEC issued an "Order Instituting Administrative and Cease-and-Desist Proceedings Pursuant to Sections 203(e) and 203(k) of the Investment Advisers Act of 1940 and Sections 9(b) and 9(f) of the Investment Company Act of 1940, Making Findings and Imposing Remedial Sanctions and a Cease-and-Desist Order" (the "Order"). The SEC's Order concerned the activities of a limited number of third parties that ended in 2000 and those that were the subject of the first Massachusetts administrative complaint described below.

Under the terms of the SEC's Order, pursuant to which Franklin Advisers, Inc. neither admitted nor denied any of the findings contained therein, Franklin Advisers, Inc. agreed to pay $50 million, of which $20 million is a civil penalty, to be distributed to shareholders of certain funds in accordance with a plan to be developed by an independent distribution consultant. At this time, it is unclear which funds or which shareholders of any particular fund will receive distributions. The Order also required Franklin Advisers, Inc. to, among other things, enhance and periodically review compliance policies and procedures.

On September 20, 2004, Franklin Resources, Inc. announced that two of its subsidiaries, Franklin Advisers, Inc. and Franklin Templeton Alternative Strategies, Inc. ("FTAS"), reached an agreement with the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts (the "State of Massachusetts") related to its administrative complaint filed on February 4, 2004, concerning one instance of market timing that was also a subject of the August 2, 2004 settlement that Franklin Advisers, Inc. reached with the SEC, as described above.

Under the terms of the settlement consent order issued by the State of Massachusetts, Franklin Advisers, Inc. and FTAS consented to the entry of a cease-and-desist order and agreed to pay a $5 million administrative fine to the State of Massachusetts (the "Massachusetts Consent Order"). The Massachusetts Consent Order included two different sections: "Statements of Fact" and "Violations of Massachusetts Securities Laws." Franklin Advisers, Inc. and FTAS admitted the facts in the Statements of Fact.

On October 25, 2004, the State of Massachusetts filed a second administrative complaint, alleging that Franklin Resources, Inc.'s Form 8-K filing, in which it described the Massachusetts Consent Order and stated that "Franklin did not admit or deny engaging in any wrongdoing", failed to state that Franklin Advisers, Inc. and FTAS admitted the Statements of Fact portion of the Massachusetts Consent Order (the "Second Complaint"). Franklin Resources, Inc. reached a second agreement with the State of Massachusetts on November 19, 2004, resolving the Second Complaint. As a result of the November 19, 2004 settlement, Franklin Resources, Inc. filed a new Form 8-K. The terms of the Massachusetts Consent Order did not change and there was no monetary fine associated with this second settlement.

On November 17, 2004, Franklin Resources, Inc. announced that Franklin Templeton Distributors, Inc. ("FTDI") reached an agreement with the CAGO, resolving the issues resulting from the CAGO's investigation concerning sales and marketing support payments. Under the terms of the settlement, FTDI neither admitted nor denied the allegations in the CAGO's complaint and agreed to pay $2 million to the State of California as a civil penalty, $14 million to the funds, to be allocated by an independent distribution consultant to be paid for by FTDI, and $2 million to the CAGO for its investigative costs.

On December 13, 2004, Franklin Resources, Inc. announced that its subsidiaries FTDI and Franklin Advisers, Inc. reached an agreement with the SEC, resolving the issues resulting from the SEC's investigation concerning marketing support payments to securities dealers who sell fund shares. In connection with that agreement, the SEC issued an "Order Instituting Administrative and Cease-and-Desist Proceedings, Making Findings, and Imposing Remedial Sanctions Pursuant to Sections 203(e) and 203(k) of the Investment Advisers Act of 1940, Sections 9(b) and 9(f) of the Investment Company Act of 1940, and Section 15(b) of the Securities Exchange Act of 1934" (the "Second Order").

Under the terms of the Second Order, in which FTDI and Franklin Advisers, Inc. neither admitted nor denied the findings contained therein, they agreed to pay the funds a penalty of $20 million and disgorgement of $1 (one dollar). FTDI and Franklin Advisers, Inc. also agreed to implement certain measures and undertakings relating to marketing support payments to broker-dealers for the promotion or sale of fund shares, including making additional disclosures in the funds' Prospectuses and Statements of Additional Information. The Second Order further requires the appointment of an independent distribution consultant, at the Company's expense, who shall develop a plan for the distribution of the penalty and disgorgement to the funds.

The SEC's Second Order and the CAGO settlement agreement concerning marketing support payments provide that the distribution of settlement monies are to be made to the relevant funds, not to individual shareholders. The independent distribution consultant has substantially completed preparation of these distribution plans. The CAGO has approved the distribution plan pertaining to the distribution of the monies owed under the CAGO settlement agreement and, in accordance with the terms and conditions of that settlement, the monies were disbursed to the participating funds and are recorded as other income in the current period. The SEC has not yet approved the distribution plan pertaining to the Second Order. When approved, disbursements of settlement monies under the SEC's Second Order will be made promptly in accordance with the terms and conditions of that order.

OTHER LEGAL PROCEEDINGS

The Fund, in addition to the Company and other funds, and certain current and former officers, employees, and directors have been named in multiple lawsuits in different federal courts in Nevada, California, Illinois, New York and Florida, alleging violations of various federal securities laws and seeking, among other relief, monetary damages, restitution, removal of fund trustees, directors, advisers, administrators, and distributors, rescission of management contracts and 12b-1 Plans, and/or attorneys' fees and costs. Specifically, the lawsuits claim breach of duty with respect to alleged arrangements to permit market timing and/or late trading activity, or breach of duty with respect to the valuation of the portfolio securities of certain Templeton funds managed by Franklin Resources, Inc. subsidiaries, resulting in alleged market timing activity. The majority of these lawsuits duplicate, in whole or in part, the allegations asserted in the February 4, 2004 Massachusetts administrative complaint and the findings in the SEC's August 2, 2004 Order, as described above. The lawsuits are styled as class actions, or derivative actions on behalf of either the named funds or Franklin Resources, Inc.

In addition, the Company, as well as certain current and former officers, employees, and directors, have been named in multiple lawsuits alleging violations of various securities laws and pendent state law claims relating to the disclosure of directed brokerage payments and/or payment of allegedly excessive advisory, commission, and distribution fees, and seeking, among other relief, monetary damages, restitution, rescission of advisory contracts, including recovery of all fees paid pursuant to those contracts, an accounting of all monies paid to the named advisers, declaratory relief, injunctive relief, and/or attorneys' fees and costs. These lawsuits are styled as class actions or derivative actions brought on behalf of certain funds.

The Company and fund management strongly believe that the claims made in each of the lawsuits identified above are without merit and intend to vigorously defend against them. The Company cannot predict with certainty, however, the eventual outcome of the remaining governmental investigations or private lawsuits, nor whether they will have a material negative impact on the Company. Public trust and confidence are critical to the Company's business and any material loss of investor and/or client confidence could result in a significant decline in assets under management by the Company, which would have an adverse effect on the Company's future financial results. If the Company finds that it bears responsibility for any unlawful or inappropriate conduct that caused losses to the Fund, it is committed to making the Fund or its shareholders whole, as appropriate. The Company is committed to taking all appropriate actions to protect the interests of its funds' shareholders.